BancFirst Corporation Reports Fourth Quarter Earnings

OKLAHOMA CITY, Jan. 18, 2018 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $19.5 million, or $0.59 diluted earnings per share, for the fourth quarter of 2017 compared to net income of $18.6 million, or $0.58 diluted earnings per share, for the fourth quarter of 2016. Due to the signing of the Tax Cuts and Jobs Act, a write down on deferred tax assets of $4.3 million decreased earnings per share by approximately 14 cents. Net income for the fourth quarter also included a gain of $2.3 million, net of income tax and fees, from the sale of an investment by Council Oak Investment Corporation, a wholly-owned subsidiary of BancFirst, which added approximately 7 cents per share. Net income for the year ended December 31, 2017 was $86.4 million, or $2.65 per share, compared to $70.7 million, or $2.22 per share, for 2016. Net income for the year ended December 31, 2017 also included the effects of favorable resolutions of three problem loans which resulted in principal recovery of $894,000 and unaccrued interest income of $2.7 million. Net income for the year ended December 31, 2016 included a gain on the sale of other real estate owned totaling $1.2 million.

The Company's net interest income for the fourth quarter of 2017 increased to $58.7 million compared to $51.6 million for the fourth quarter of 2016. The net interest margin for the quarter was 3.48% compared to 3.19% a year ago. Internal loan growth and the increase in the Fed Fund rate of 75 basis points during 2017 contributed to the higher net interest income and margin in 2017. The provision for loan losses for the fourth quarter of 2017 increased to $3.3 million compared to $1.7 million a year ago. The provision for loan losses for the fourth quarter of 2017 was primarily driven by downgrades of commercial loans, which resulted in approximately $2.8 million in provision, and by loan growth, which resulted in approximately $550,000 in provision. Net charge-offs increased slightly to 0.06% of average loans for the fourth quarter of 2017 compared to 0.02% for the fourth quarter of 2016, primarily due to one commercial loan. Noninterest income for the quarter totaled $32.8 million, compared to $27.4 million last year. The increase in noninterest income was primarily due to the investment gain described above. Noninterest expense for the quarter totaled $51.3 million compared to $48.2 million last year. The increase in noninterest expense was primarily due to salary increases in 2017 and compensation expense related to the sale of the Council Oak investment. The Company's effective tax rate was 47.2% compared to 36.1% for the fourth quarter of 2016. The increase in 2017 was due to the write down on deferred tax assets due to the signing of the Tax Cuts and Jobs Act.

For the year ended 2017, the Company's net interest income was $227.1 million compared to $203.8 million for 2016. The net interest margin for the year increased to 3.44% compared to 3.25% for the previous year. Internal loan growth and the increase in the Fed Fund rate of 75 basis points during 2017 contributed to the higher net interest income and margin in 2017. The provision for loan losses for 2017 was $8.5 million compared to $11.5 million a year ago. The Company reported slightly higher net charge-offs to average loans of 0.12% for 2017 compared to 0.10% for 2016. Noninterest income for 2017 totaled $118.1 million compared to $107.0 million for 2016. Noninterest expense was $200.4 million compared to $191.4 million for 2016. The Company's effective tax rate was 36.6% compared to 34.5% for 2016.

At December 31, 2017, the Company's total assets were $7.3 billion, $234.2 million above the December 31, 2016 total. Loans totaled $4.7 billion, an increase of $69.6 million over September 30, 2017, and an increase of $318.6 million over December 31, 2016. Deposits were $6.4 billion at December 31, 2017, up $113.0 million from last quarter, and $167.0 million above the December 31, 2016 total. The Company's total stockholders' equity was $775.6 million, an increase of $64.5 million over December 31, 2016.

Asset quality remained strong during the fourth quarter of 2017. Nonperforming and restructured assets were 0.61% of total assets at December 31, 2017 compared to 0.53% at September 30, 2017, and 0.56% at December 31, 2016. The allowance for loan losses to total loans was 1.09% at December 31, 2017, 1.10% at September 30, 2017, and 1.10% at December 31, 2016. The allowance to nonperforming and restructured loans was 130.6% compared to 153.5% at September 30, 2017, and 137.3% at year-end 2016.

Executive Chairman David Rainbolt commented, "Based on our 2017 earnings, the reduction in the federal tax rate to 21% would have added approximately $14 million to net income. Going forward, we will be raising our minimum wage and increasing the budgeted contribution to our Employee Stock Ownership Plan."

On January 11, 2018, the Company completed the previously announced acquisitions of two Oklahoma banking corporations. First Wagoner Corporation and its subsidiary bank, First Bank & Trust Company and First Chandler Corp. and its subsidiary bank, First Bank of Chandler had combined total assets of approximately $373 million. The Company exchanged a combination of cash and stock for these transactions.

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 109 banking locations serving 59 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2017	2017	2017	2017	2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Condensed Income Statements:
Net interest income	$ 58,699	$ 57,233	$ 56,439	$ 54,768	$ 51,553
Provision for loan losses	3,323	3,276	1,841	72	1,672
Non-interest income:
Trust revenue	3,073	3,083	2,894	2,952	2,878
Service charges on deposits	16,693	16,633	16,448	15,778	16,005
Securities transactions	4,412	(22)	(330)	---	52
Income from sales of loans	741	732	816	632	705
Insurance commissions	3,917	4,603	3,728	4,563	3,797
Cash management	2,798	2,804	2,799	2,754	2,713
Other	1,199	1,336	1,628	1,406	1,281
Total noninterest income	32,833	29,169	27,983	28,085	27,431

Non-interest expense:
Salaries and employee benefits	31,477	31,471	31,547	30,654	29,706
Occupancy expense, net	3,327	3,298	2,992	2,974	3,198
Depreciation	2,298	2,493	2,392	2,420	2,461
Amortization of intangible assets	547	547	547	547	548
Data processing services	1,252	1,110	1,097	1,195	1,229
Net expense from other real estate owned	101	68	202	50	197
Marketing and business promotion	1,825	1,790	1,559	2,215	1,978
Deposit insurance	578	553	542	588	569
Other	9,846	9,270	8,075	8,945	8,303
Total noninterest expense	51,251	50,600	48,953	49,588	48,189
Income before income taxes	36,958	32,526	33,628	33,193	29,123
Income tax expense	17,461	10,816	10,446	11,143	10,503
Net income	$ 19,497	$ 21,710	$ 23,182	$ 22,050	$ 18,620
Per Common Share Data:
Net income-basic	$ 0.61	$ 0.68	$ 0.73	$ 0.70	$ 0.60
Net income-diluted	0.59	0.67	0.71	0.68	0.58
Cash dividends declared	0.21	0.21	0.19	0.19	0.19
Common shares outstanding	31,894,563	31,863,063	31,818,438	31,782,552	31,621,870
Average common shares outstanding -
Basic	31,876,784	31,838,392	31,807,610	31,729,614	31,487,540
Diluted	32,652,265	32,592,277	32,523,376	32,475,996	32,092,122
Performance Ratios:
Return on average assets	1.07%	1.22%	1.31%	1.27%	1.07%
Return on average equity	9.97	11.34	12.52	12.37	10.44
Net interest margin	3.48	3.46	3.43	3.39	3.19
Efficiency ratio	55.99	58.56	57.99	59.85	61.01

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited, except where noted*)

	Twelve months ended December 31,
	2017	2016*
Condensed Income Statements:
Net interest income	$ 227,139	$ 203,828
Provision for loan losses	8,512	11,519
Non-interest income:
Trust revenue	12,002	10,630
Service charges on deposits	65,552	62,233
Securities transactions	4,060	(59)
Income from sales of loans	2,921	2,825
Insurance commissions	16,811	15,559
Cash management	11,155	10,616
Other	5,569	5,228
Total noninterest income	118,070	107,032

Non-interest expense:
Salaries and employee benefits	125,149	119,662
Occupancy expense, net	12,591	12,313
Depreciation	9,603	10,114
Amortization of intangible assets	2,188	2,269
Data processing services	4,654	4,796
Net expense (income) from other real estate owned	421	(747)
Marketing and business promotion	7,389	7,236
Deposit insurance	2,261	2,904
Other	36,136	32,857
Total noninterest expense	200,392	191,404
Income before income taxes	136,305	107,937
Income tax expense	49,866	37,263
Net income	$ 86,439	$ 70,674
Per Common Share Data:
Net income-basic	$ 2.72	$ 2.27
Net income-diluted	2.65	2.22
Cash dividends declared	0.80	0.74
Common shares outstanding	31,894,563	31,621,870
Average common shares outstanding -
Basic	31,813,572	31,230,340
Diluted	32,568,105	31,822,524
Performance Ratios:
Return on average assets	1.22%	1.04%
Return on average stockholders' equity	11.52	10.32
Net interest margin	3.44	3.25
Efficiency ratio	58.05	61.57

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2017	2017	2017	2017	2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Balance Sheet Data:

Total assets	$ 7,253,156	$ 7,132,168	$ 7,046,589	$ 7,189,637	$ 7,018,952
Interest-bearing deposits with banks	1,541,771	1,530,928	1,533,147	1,857,961	1,666,540
Securities	469,995	450,009	451,402	463,250	469,833
Total loans	4,728,168	4,658,525	4,587,454	4,398,529	4,409,550
Allowance for loan losses	(51,666)	(51,255)	(49,005)	(47,921)	(48,693)
Deposits	6,415,045	6,302,046	6,235,682	6,394,627	6,248,057
Stockholders' equity	775,629	764,414	748,462	729,873	711,094
Book value per common share	24.32	23.99	23.53	22.97	22.49
Tangible book value per common share (non-GAAP)(1)	22.28	21.93	21.44	20.86	20.36
Balance Sheet Ratios:
Average loans to deposits	73.63%	73.59%	71.47%	70.13%	70.98%
Average earning assets to total assets	93.36	93.37	93.44	93.45	93.30
Average stockholders' equity to average assets	10.78	10.74	10.46	10.25	10.26
Asset Quality Data:
Past due loans	$ 2,893	$ 2,122	$ 2,217	$ 2,024	$ 1,962
Nonaccrual loans	31,943	27,665	19,607	23,694	31,798
Restructured loans	4,720	3,603	3,561	2,203	1,713
Total nonperforming and restructured loans	39,556	33,390	25,385	27,921	35,473
Other real estate owned and repossessed assets	4,424	4,099	4,211	4,404	3,866
Total nonperforming and restructured assets	43,980	37,489	29,596	32,325	39,339
Nonperforming and restructured loans to total loans	0.84%	0.72%	0.55%	0.63%	0.80%
Nonperforming and restructured assets to total assets	0.61	0.53	0.42	0.45	0.56
Allowance to total loans	1.09	1.10	1.07	1.09	1.10
Allowance to nonperforming and restructured loans	130.62	153.50	193.05	171.63	137.27
Net charge-offs to average loans	0.06	0.02	0.02	0.02	0.02

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):
Stockholders' equity	$ 775,629	$ 764,414	$ 748,462	$ 729,873	$ 711,094
Less goodwill	54,042	54,042	54,042	54,042	54,042
Less intangible assets, net	11,082	11,645	12,203	12,768	13,330
Tangible stockholders' equity (non-GAAP)	$ 710,505	$ 698,727	$ 682,217	$ 663,063	$ 643,722
Common shares outstanding	31,894,563	31,863,063	31,818,438	31,782,552	31,621,870
Tangible book value per common share (non-GAAP)	$ 22.28	$ 21.93	$ 21.44	$ 20.86	$ 20.36

(1) Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.

(2)   Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2017
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 4,682,321	$ 57,769	4.89%	$ 4,547,207	$ 222,900	4.90%
Securities – taxable	418,655	1,741	1.65	425,372	7,171	1.69
Securities – tax exempt	31,324	285	3.60	31,909	1,134	3.55
Interest bearing deposits with banks	1,588,795	5,294	1.32	1,635,248	18,138	1.11
Total earning assets	6,721,095	65,089	3.84	6,639,736	249,343	3.76

Nonearning assets:
Cash and due from banks	180,484			176,364
Interest receivable and other assets	348,422			341,549
Allowance for loan losses	(51,122)			(49,269)
Total nonearning assets	477,784			468,644
Total assets	$ 7,198,879			$ 7,108,380

LIABILITIES ANDSTOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction deposits	$ 755,860	$ 364	0.19%	$ 775,851	$ 1,160	0.15%
Savings deposits	2,404,099	3,697	0.61	2,311,512	12,251	0.53
Time deposits	661,109	1,457	0.87	674,132	5,379	0.80
Short-term borrowings	1,390	4	1.16	1,776	17	0.97
Junior subordinated debentures	31,959	533	6.62	31,959	2,122	6.64
Total interest bearing liabilities	3,854,417	6,055	0.62	3,795,230	20,929	0.55

Interest free funds:
Noninterest bearing deposits	2,538,218			2,534,876
Interest payable and other liabilities	30,355			27,696
Stockholders' equity	775,889			750,578
Total interest free funds	3,344,462			3,313,150
Total liabilities and stockholders' equity	$ 7,198,879			$ 7,108,380
Net interest income		$ 59,034			$ 228,414
Net interest spread			3.22%			3.20%
Effect of interest free funds			0.26%			0.24%
Net interest margin			3.48%			3.44%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Rainbolt, Executive Chairman at (405) 270-1002